Exhibit 99.1

News Release

CONTACT:	Debra DeCourcy, APR (media)	FOR IMMEDIATE RELEASE
	(513) 534-4153	June 6, 2008
Jeff Richardson, (analysts)
(513) 534-0983 or
Jim Eglseder
(513) 534-8424

Fifth Third Enters North Carolina Market

Cincinnati – Fifth Third Bancorp (NASDAQ: FITB) today announced the completion of its acquisition of First Charter Corporation.

Fifth Third is adding approximately $4.8 billion in assets and $3.2 billion in deposits as well as 57 branches in North Carolina and two in suburban Atlanta to its existing franchise. The acquisition provides Fifth Third an entrance into the thriving Charlotte metropolitan market and adds to a growing presence in Georgia. Fifth Third now ranks fourth in total deposits in the Charlotte metropolitan market and seventh overall in North Carolina.

“The finalization of this acquisition gives Fifth Third Bank a solid foothold into an additional fast growing Southeastern metropolitan market,” said Kevin T. Kabat, president and CEO of Fifth Third Bancorp. “Approximately a quarter of our banking centers are now in the Southeast, which is quite a change from just a short while ago. I am very excited about our continued growth, and want to welcome our new customers and employees to Fifth Third.”

Kabat added that Bob James who had served as president and CEO of First Charter Corporation will now serve as president of Fifth Third Bank, N.A. (North Carolina), the Company’s newest affiliate.

“We are excited to be a part of the Fifth Third family and to be able to offer our customers access to the many additional products and services Fifth Third Bank is able to provide,” said James.

Fifth Third Bancorp will pay $31.00 per First Charter share, or approximately $1.1 billion. As specified in the merger agreement, First Charter’s shareholders were entitled to elect cash or shares of Fifth Third common stock with the limitation that the aggregate merger consideration to be paid in the form of 70% in shares of Fifth Third Bancorp common stock and 30% in cash.

Preliminary results of the First Charter shareholder election process indicate that cash option was selected in exchange for approximately 26-31 percent of First Charter shares. Those shareholders who made a valid cash election will either receive consideration in accordance with their election or will receive a portion of their consideration in Fifth Third common stock and the remainder in cash, depending upon the final results of the election which will be published within approximately seven days.

Approximately 57 percent of First Charter shares elected to receive Fifth Third stock and consequently, Fifth Third anticipates that those First Charter shareholders that made a valid election to receive shares of Fifth Third common stock will receive consideration in accordance with their election. Shareholders who did not make a valid election or who expressed no preference will either receive shares of Fifth Third common stock for their shares of First Charter common stock or will receive a portion of their consideration in cash and the remainder in Fifth Third common stock, depending upon the final results of the election.

First Charter common stock shareholders who receive shares of Fifth Third common stock in the merger will receive 1.7412 shares of Fifth Third common stock for each share of First Charter common stock and cash in lieu of fractional shares of Fifth Third common stock. The amount of cash in lieu of a fractional share of Fifth Third common stock will be determined by multiplying the fraction otherwise due by $31.00.

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. The Company has $111 billion in assets, operates 18 affiliates with 1,245 full-service Banking Centers, including 105 Bank Mart® locations open seven days a week inside select grocery stores and 2,229 ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Pennsylvania, Missouri, Georgia and North Carolina. Fifth Third operates five main businesses: Commercial Banking, Branch Banking, Consumer Lending, Investment Advisors and Fifth Third Processing Solutions. Fifth Third is among the largest money managers in the Midwest and, as of March 31, 2008, has $212 billion in assets under care, of which it managed $31 billion for individuals, corporations and not-for-profit organizations. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the NASDAQ(R) National Global Select Market under the symbol “FITB.”